Exhibit 10.24
U.S.

AMERISOURCEBERGEN CORPORATION
PERFORMANCE SHARE AWARD TO EMPLOYEE

Participant:    #ParticipantName#

Target Number
of Performance Shares:    #QuantityGranted#

Date of Grant:    #GrantDate#

Vesting Date:    #Vesting Date#

RECITALS

This Performance Share Award (the “Award Agreement”) is made by AmerisourceBergen Corporation, a Delaware corporation (the “Company”), pursuant to the AmerisourceBergen Corporation 2022 Omnibus Incentive Plan (the “Plan”).

WHEREAS, the Company has agreed to grant to the Participant a performance share award, subject to certain restrictions and on the terms and conditions contained in this Award Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises contained herein and intending to be legally bound hereby:

1.Definitions. Unless otherwise defined herein, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. As used herein:

a)“Award” means the performance share award hereby granted.

b)“Date of Grant” means the date on which the Company granted the Award to the Participant pursuant to the Plan.

c)“Disability” means the Participant is eligible to receive long-term disability benefits under the Company’s long-term disability plan.

d)“Performance Criteria” means the performance criteria established by the Compensation Committee and as set forth in Schedule 1 hereto.

e)“Performance Period” means the period beginning on [•] and ending on [•].

f)“Retirement” means any termination of employment, other than by the Company (or a Parent or Subsidiary) for Cause, after reaching age fifty-five (55), where the Participant’s age plus years of continuous employment with the Company and/or its Parent or Subsidiaries equals at least sixty-five (65).

g)“Settlement Date” means no later than [•].

h)“Shares” mean shares of the Company’s Common Stock.

i)“Taxes” means the federal, state and local income and employment taxes required to be withheld in connection with the vesting and issuance of the Shares (or other amounts or property) under the Award.

2.Grant of Performance Shares. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant an Award authorizing the Participant to receive a number of Shares based on the extent to which the applicable vesting criteria are satisfied. The initial number of Shares that shall be used to determine the Participant’s rights pursuant to this Award is the “Target Number of Performance Shares.” The Target Number of Performance Shares shall be used solely to calculate the maximum number of Shares that may be issued to the Participant under this Award Agreement (“Performance-Qualified Shares”).

The number of Performance-Qualified Shares to which the Participant may become entitled shall be calculated by multiplying the designated Target Number of Performance Shares by a percentage ranging from zero (0%) to [•] percent ([•]%) based on the attained level of Company performance for the Performance Period as set forth in Schedule 1 hereto. The number of Performance-Qualified Shares may exceed [•]percent ([•]%) of the Target Number of Performance Shares, based on actual performance in accordance with Schedule 1 hereto.

Notwithstanding the foregoing, (i) in the event of a Change in Control during the Performance Period, the number of Performance-Qualified Shares issuable under this Award shall be determined as set forth in Section 4 below and (ii) in the event the Participant’s Service ceases prior to the Vesting Date by reason of death or Disability, the number of Performance-Qualified Shares used to determine the number of Shares issuable under Section 3(b)(ii) shall be based on the actual level of Performance Criteria attainment through the most recently completed calendar quarter prior to the date of death or Disability (or the Performance-Qualified Shares determined in accordance with Section 4 if a Change in Control occurs prior to the date of death or Disability).

3.Vesting. Subject to the terms and conditions set forth herein and in the Plan, the actual number of Shares that may vest and become issuable pursuant to the Award shall be determined pursuant to a two-step process: (i) first there shall be calculated the maximum number of Performance-Qualified Shares in which the Participant can vest based upon the level at which the Performance Criteria are actually attained and (ii) then the number of Shares resulting from the clause (i) calculation in which the Participant shall actually vest shall be determined on the basis of his or her completion of the applicable Service-vesting provisions set forth below. Accordingly, the vesting of the Shares shall be calculated as follows:

a)Performance Vesting: Within sixty (60) days following the completion of the Performance Period (or any earlier applicable determination date), the Compensation Committee shall, on the basis of the level at which the Performance Criteria have been attained, determine the applicable number of Performance-Qualified Shares in accordance with the provisions of Section 2.

b)Service Vesting: The Performance-Qualified Shares so determined represent the maximum number of Shares in which the Participant can vest hereunder. The actual number of Shares in which the Participant shall vest shall be determined as follows:

i.If the Participant continues in Service from the Date of Grant through the Vesting Date, the Participant shall vest in all of the Performance-Qualified Shares;

ii.If the Participant ceases to be in Service prior to the Vesting Date but after [•] by reason of death or Disability, then the Participant shall, upon such cessation of Service, vest in a number of Shares determined by multiplying (x) the applicable number of Performance-Qualified Shares, (determined in accordance with the last paragraph of Section 2 above) , by (y) a fraction, the numerator of which is the number of days of actual Service completed by the Participant during Performance Period, and the denominator of which is one thousand ninety-five (1,095);

iii.If the Participant’s Service terminates during the Performance Period due to the Participant’s Retirement, then the Participant shall vest in the maximum number of Performance-Qualified Shares in which the Participant would have vested if the Participant had continued in Service through the Vesting Date;

iv.If upon or within two (2) years following a Change in Control that occurs after the Date of Grant, the Participant’s Service as an employee is involuntarily terminated by the Company (or successor thereto, or a Parent or Subsidiary), other than for Cause, then the Performance-Qualified Shares (as determined pursuant to Section 4) to the extent outstanding shall become one hundred percent (100%) vested as of the date of such cessation of Service;

v.If the Participant ceases to be in Service prior to the Vesting Date but after [•]as a result of termination of the Participant’s employment by the Company without Cause (other than a termination described in Section 3(b)(iv)), then the Participant shall vest in a portion of the Performance-Qualified Shares determined by multiplying (x) the maximum number of Performance-Qualified Shares in which the Participant would have vested had the Participant continued in Service through the Vesting Date by (y) a fraction, the numerator of which is the number of days in the Performance Period up to the date of such termination, and the denominator of which is one thousand ninety-five (1,095). Notwithstanding any other provision of this Award Agreement, any vesting of Shares pursuant to this Section 3(b)(v) is conditioned upon the Participant’s execution during the applicable release review period, and non- revocation, of a written release (in such form reasonably prescribed by the Company or in substantially the form attached to an employment agreement entered into by and between the Participant and the Company or any of its affiliates) of any and all claims against the Company and all related parties; and

vi.If the Participant’s Service ceases for any other reason prior to the completion of the Performance Period, then the Participant shall not vest in any of the Performance-Qualified Shares, and all of the Participant’s right, title and interest in and to the Shares subject to this Award shall immediately terminate.

4.Change in Control. In the event a Change in Control occurs during the Performance Period: (A) the Performance Period shall be deemed to end on the last day of the calendar quarter ending prior to the Change in Control; and (B) the Performance-Qualified Shares shall be based on the extent to which the Performance Criteria were achieved for such abbreviated period as determined and certified by the Compensation Committee.

5.Rights of Participant. The Participant shall not have the rights of a stockholder of the Company with respect the Shares represented by the Award, including, without limitation, the right to vote the Shares represented by the Award, unless and until such Shares have been delivered to the Participant in accordance with Section 9.

6.Dividend Equivalents. The Participant shall not receive cash dividends on the Shares subject to the Award, but instead shall, with respect to each Share, be entitled to a cash payment from the Company determined on each cash dividend payment date with respect to the Shares with a record date occurring at any time following the Date of Grant but prior to the date that the Shares represented by the Award are delivered to the Participant in accordance with Section 9. Such cash payment shall be equal to the dividend that would have been paid on the Shares actually delivered to the Participant had the Shares been issued and outstanding and entitled to the dividend. Cash payments for each cash dividend payment date with respect to the Shares with a record date occurring prior to the date that the Shares represented by the Award vest and are delivered to the Participant in accordance with Section 9 shall be accrued until such delivery date and paid to the Participant at the same time delivery of the Shares is made to the Participant in accordance with Section 9, subject to applicable withholding. However, no such dividend equivalent payments shall be paid if the Participant does not vest in the Shares.

7.Notices. Any notice to the Company provided for in this instrument shall be addressed to the Compensation Committee c/o Chief Human Resources Officer at 1 West First Avenue Conshohocken, PA 19428, and any notice to the Participant shall be addressed to such Participant at the current address or electronic mail address shown on the records of the Company (or Parent or Subsidiary), or to such other address or electronic mail address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by overnight courier or telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service, or, if to the Participant, delivered via electronic mail (provided written confirmation of the transmission is obtained).

8.Securities Laws, etc. The Administrator may from time to time impose any conditions on the Award, and the Shares represented by the Award, as it deems necessary or advisable to ensure that the Plan and this Award satisfy the conditions of Rule 16b-3, and that such Shares are issued and resold in compliance with the Securities Act of 1933, as amended. The Company may require that the Participant represent that the Participant is holding the Shares for the Participant's own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Administrator deems appropriate.

9.Delivery of Shares.

a)Notwithstanding any provision of this Award Agreement or the Plan to the contrary (other than Sections 12, 15(b) and 15(c) hereof and Section 14 of the Plan), the Shares (or such other consideration as permitted by Section 18(b) of the Plan) issuable under this Award that have vested and become issuable shall be delivered to or on behalf of the Participant (in certificate or electronic form) (i) after the Vesting Date but no later than the Settlement Date or (ii) if earlier, within sixty (60) days following the date that the Participant’s Service terminates pursuant to Section 3(b)(ii) or Section 3(b)(iv).

b)The Shares will be delivered without payment from the Participant and without any legend or restrictions, except for such restrictions as may be imposed by the Administrator, in its sole judgment, under Section 8, provided that no certificates for Shares will be delivered to the Participant until appropriate arrangements have been made with the Company for the withholding of any Taxes which may be due with respect to such Shares. The Company may condition delivery of certificates for Shares upon the prior receipt from the Participant of any undertakings which it may determine are required to ensure that the certificates are being issued in compliance with federal and state securities laws.

c)The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the date that the Shares are delivered pursuant to this Section 9, as determined by the Administrator.

10.Withholding Taxes.

a)The issuance of the Shares shall be subject to the collection of all applicable Taxes. The Taxes may be paid in one or both of the following forms:

i.delivery of a check to the Company in the amount of such Taxes, or

ii.through a Share withholding procedure approved by the Administrator pursuant to which the Company will withhold, at the time of such issuance, a portion of the Shares with a Fair Market Value (measured as of the applicable issuance date) equal to the amount of those Taxes.

Unless the Participant delivers a check to the Company in the amount of the Taxes, the Company will withhold Shares in accordance with Section 10(a)(ii) to cover the Taxes.

b)Notwithstanding the foregoing provisions of this Section 10, the employee portion of the federal, state and local employment taxes required to be withheld by the Company in connection with the vesting (or deemed vesting by reason of the Participant being or becoming eligible for Retirement) of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from the Participant in connection with vesting of the Performance-Qualified Shares. The provisions of this Section 10(b) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).
c)The Company shall collect the Taxes with respect to each non-Share distribution (including a dividend- equivalent payment) by withholding a portion of that distribution equal to the amount of the applicable Taxes, with the cash portion of the distribution to be the first portion so withheld.

11.[Holding Requirements. Fifty percent (50%) of the Shares issued to the Participant under this Award on or after the Vesting Date, net of any Shares withheld for Taxes, must be held by the Participant for [two years – CEO] [one year – Other Named Executive Officers] following the Vesting Date (the “Holding Period”) and may not be assigned, transferred, pledged or otherwise disposed of by the Participant, other than by will or the laws of descent and distribution, during the Holding Period. However, if a Change in Control occurs, the holding requirement of this Section 11 shall lapse as of the date of the Change in Control. Notwithstanding the foregoing, if the Participant’s Service terminates pursuant to Section 3(b)(ii), the holding requirement of this Section 11 shall not apply. Additionally, if the holding requirement of this Section 11 has been imposed on the Participant’s Shares in accordance with this Section 11 and the Participant dies or becomes Disabled before the end of the Holding Period, then the Holding Period shall lapse as of the date of the Participant’s death or Disability.]

12.Special Forfeiture and Repayment Rules.

a)The Participant hereby acknowledges and agrees that this Award is subject to the Company’s Compensation Recoupment Policy, the Financial Recoupment Policy of the Company’s Corporate Integrity Agreement, to the extent applicable, and any other applicable clawback, recoupment or similar policy that the Board or Compensation Committee may adopt at any time (each, a “Policy”), and acknowledges and agrees that the Performance-Qualified Shares (and related dividend equivalents) hereunder granted, the Shares issued or to be issued and/or amounts paid or to be paid hereunder and/or amounts received with respect to any sale of such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of such Policy and this Agreement. The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) any such Policy established by the Company that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate such Policy or applicable law without further consent or action being required by the Participant.

b)Accordingly, in addition to any remedies set forth in the applicable Policy, in the event that a covered event or other triggering event (as described in the applicable Policy) with respect to a Participant occurs, or the Participant’s breach of any of the Restrictive Covenants set forth in Attachment A hereto, occurs (each, a “Triggering Event”), and unless the Administrator or its delegate determines otherwise, then:

i.any portion of the Award (and related dividend equivalents) that remain unvested as of the date the Compensation Committee or its delegate determines that the Participant has experienced a Triggering Event, and any portion of the Award (or related dividend equivalents) that has so vested but the Shares represented by such vested portion (or related dividend equivalents) have not yet been delivered in accordance with Section 9, shall be immediately and automatically forfeited; and

ii.if the Award has vested and the Shares represented by such vested Award (and related dividend equivalents) have been delivered to the Participant in accordance with Section 9 within the twelve (12)-month period immediately prior to the date of the acts or omissions that gave rise to such Triggering Event or anytime thereafter, within ten (10) days of receiving written notice from the Company that a Triggering Event has occurred, the Participant shall deliver to the Company a number of unrestricted Shares equal to the number of Shares and any cash delivered to the Participant in respect of the Award (and related dividend equivalents) during such period; provided that if, at the time delivery of the Shares by the Participant is required, the Participant cannot deliver a number of unrestricted Shares equal to the number of Shares delivered to the Participant in respect of the Award during such period, in addition to the delivery of the number of unrestricted Shares by the Participant at such time, the Participant shall be required to pay to the Company an amount equal to the product of the number of such Shares delivered to the Participant in respect of the Award during such period (less the number of Shares contemporaneously delivered by the Participant to the Company), multiplied by the Fair Market Value of one Share as of the date the Award became vested.

c)The Administrator shall determine in its sole discretion whether a Triggering Event has occurred with respect to the Participant.

d)The Participant hereby acknowledges and agrees that the restrictions contained herein, including, but not limited to, the Restrictive Covenants set forth in Attachment A hereto, are being made for the benefit of the Company in consideration of the Participant’s receipt of the Award. The Participant further acknowledges that the receipt of the Award is a voluntary action on the part of the Participant and that the Company is unwilling to provide the Award to the Participant without including the restrictions contained in the Plan.

e)The Participant hereby consents to a deduction from, and set-off against, any amounts owed to the Participant by the Company or its affiliates from time to time (including, but not limited to, amounts owed to the Participant as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Company by the Participant under this Award Agreement.

f)The Special Forfeiture and Repayment Rules provisions of this Award Agreement and the Plan are in addition to, not in lieu of, any other obligation and/or restriction that the Participant may have with respect to the Company, whether by operation of law, contract, or otherwise, including, without limitation, any non-competition and non-solicitation obligations contained in an employment agreement entered into by and between the Participant and the Company or any of its affiliates.

13.Transferability. The Award (and the underlying Shares (and related dividend equivalents)) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 13 shall be void and unenforceable. However, any Shares (and related dividend equivalents) which vest hereunder but otherwise remain unissued at the time of the Participant’s death, shall be issued to the Participant’s designated beneficiary or beneficiaries of this Award or in the absence of such designated beneficiaries, pursuant to the provisions of the Participant’s will or laws of descent and distribution.

14.Restrictive Covenants and Other Attachments. The Participant hereby agrees to the Restrictive Covenants set forth in Attachment A hereto and acknowledges and agrees to the provisions of Attachment B hereto.

15.Section 409A.

a)It is the intention of the parties that the provisions of this Award Agreement shall, to the maximum extent possible, be exempt from Code Section 409A. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Award Agreement would otherwise contravene the requirements or limitations of Code Section 409A and the Treasury Regulations applicable thereunder, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.

b)However, to the extent this Award Agreement should be deemed to create a deferred compensation arrangement subject to the requirements of Code Section 409A, then no Shares or other amounts which become issuable or distributable under this Award Agreement by reason of the Participant’s cessation of Service shall actually be issued or distributed to the Participant until the date of the Participant’s separation from service within the meaning of Treasury Regulation 1.409A-1(h) or as soon thereafter as administratively practicable, but in no event later the fifteenth (15th) day of the third (3rd)calendar month following the date of such separation from service, unless a delayed commencement date is otherwise required pursuant to Section 15(c).

c)No Shares or other amounts which become issuable or distributable under this Award Agreement by reason of the Participant’s separation from service shall actually be issued or distributed to the Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of such separation from service or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a specified employee under Treasury Regulation 1.409A-1(i), as determined by the Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Company, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first day of the seventh (7th) month following the date of the Participant’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of the Participant’s death. In no event shall the Participant have the right to determine the calendar year in which any such issuance or distribution is to occur.

16.Miscellaneous.

a)The Award granted hereunder shall not confer upon the Participant any right to continue in Service and shall not interfere in any way with the right of the Company (or any Parent or Subsidiary) to terminate the Participant’s Service at any time. The right of the Company (or any Parent or Subsidiary) to terminate at will the Participant’s Service at any time for any reason is specifically reserved.

b)The Award granted hereunder is subject to the approval of the Plan by the shareholders of the Company to the extent that such approval (i) is required pursuant to the rules and regulations of the New York Stock Exchange, or (ii) is required to satisfy the conditions of Rule 16b-3.
c)The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s tax liability in connection with the grant or vesting of the Award (and related dividend equivalents) or the delivery of the Shares represented by the Award (and related dividend equivalents). The Participant is not relying on any statements or representations of the Company or any of its agents in regard to such liability. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Award Agreement.

d)The validity, performance, construction and effect of this Award shall be governed by and determined in accordance with the law of the State of Delaware, without giving effect to conflicts of laws principles thereof.

e)Except to the extent otherwise provided in this Award Agreement, the provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant, the Participant’s assigns, the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

f)This Award Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

g)The Participant has received a copy of the Plan, a copy of which is attached hereto, has been provided with the opportunity to read the Plan and is familiar with the terms and provisions thereof and hereby accepts this Award subject to all of the terms and provisions of this Award Agreement and the Plan, including, without limitation, the Special Forfeiture and Repayment Rule provisions of the Plan. The Participant hereby acknowledges the receipt of the prospectus for the Plan, a copy of which is attached hereto. All decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award Agreement shall be binding, conclusive and final.

17.GRANT ACCEPTANCE. YOU MUST ACCEPT THE TERMS OF THIS AWARD AGREEMENT WITHIN A TIME PERIOD SPECIFIED BY THE COMPANY FOLLOWING RECEIPT IN ACCORDANCE WITH THE PROCEDURES SPECIFIED BY THE COMPANY. IF YOU DO NOT ACCEPT THE TERMS AS INSTRUCTED, THIS AWARD AGREEMENT WILL AUTOMATICALLY, WITHOUT FURTHER ACTION BY THE COMPANY OR THE ADMINISTRATOR, TERMINATE AND THE AWARD WILL BE FORFEITED.

ACCEPTANCE OF THIS AWARD AGREEMENT CONSTITUTES YOUR CONSENT TO ANY ACTION TAKEN UNDER THE PLAN AND THIS AWARD AGREEMENT AND YOUR AGREEMENT TO BE BOUND BY THE COVENANTS AND AGREEMENTS CONTAINED IN ATTACHMENT A AND ATTACHMENT B HERETO. YOU SHOULD READ ATTACHMENT A AND ATTACHMENT B CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT THIS AWARD. YOU HAVE THE RIGHT TO CONSULT WITH COUNSEL PRIOR TO ACCEPTING THIS AWARD. IF YOU DECIDE NOT TO ACCEPT THIS AWARD, YOU WILL FORFEIT THE AWARD AND THE RESTRICTIVE COVENANTS SET FORTH IN ATTACHMENT A AND ATTACHMENT B HERETO WILL NOT APPLY. HOWEVER, YOU WILL CONTINUE TO BE SUBJECT TO ANY RESTRICTIVE COVENANTS WITH RESPECT TO PRIOR OR SUBSEQUENT EQUITY GRANTS AND ANY OTHER RESTRICTIVE COVENANT AGREEMENTS BETWEEN YOU AND THE COMPANY. THERE WILL BE NO OTHER CONSEQUENCES AS A RESULT OF YOUR DECISION NOT TO ACCEPT AWARD.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Award Agreement effective as of the Date of Grant.

AMERISOURCEBERGEN CORPORATION

Elizabeth Campbell
Executive Vice President
Chief Legal Officer

SCHEDULE 1

Performance Criteria
FY[•]_ – FY[•]_ Performance Goals
Performance Period: [•]– [•]

Metric	Weighting	Baseline	Threshold		Target		Maximum
			Goal	Payout/ Modifier	Goal	Payout/ Modifier Payout	Goal	Payout/ Modifier Payout

Notes: